EXHIBIT 5


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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________          Email:  harttrinen@aol.com
Donald T. Trinen                                     Facsimile:  (303) 839-5414
                                 (303) 839-0061
--

Will Hart
                                 August 4, 2010


CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia 22182



This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of up to 6,000,000 shares of common stock issuable upon the exercise of its Series M warrants, all as referred to in the Registration Statement on Form S-3 (File No. 333-160794) filed by CEL-SCI with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of placeStateColorado, and a copy of the Registration Statement. In our opinion, CEL-SCI is authorized to issue the shares of common stock mentioned above and such shares, when issued in accordance with the terms of the Series M warrants, will be lawfully issued and will represent fully paid and non-assessable shares of CEL-SCI's common stock.


Very truly yours,

HART & TRINEN

/s/ William T. Hart

William T. Hart